Exhibit 10.13

July 11, 2005

Mr. Scott Wiese
40085 Chaparral Drive
Temecula, CA 92592

Dear Scott:

        I am very pleased to provide you with a summary of the terms of your employment with Alphatec Manufacturing, Inc. ("Alphatec"). Your employment with Alphatec will commence once any conditions set forth in this letter are satisfied, and you return the letter to the Company. At this time, we anticipate that your employment will begin on July 26, 2005.

        1.    Position.    Your position will be Vice President, Business Development and Marketing. As you progress with Alphatec, your position and assignments are, of course, subject to change. As an Alphatec employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

        2.    Starting Date/Nature of Relationship.    If you accept this offer, and any conditions set forth herein are satisfied, your employment with Alphatec will begin on July 26, 2005 (the "Commencement Date"). Thereafter, you will be expected to devote all of your working time to the performance of your duties at Alphatec throughout your employment. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Alphatec is at-will employment which may be terminated by you or Alphatec at any time for any reason with or without advance notice.

        3.    Compensation, Equity, Benefits, Bonus.    Your initial base pay shall be at a rate of $4,326.92 weekly ($225,000.00 on an annualized basis) minus customary deductions for federal and state taxes and the like.

        Subject to approval by the Board of Directors, you will be granted 15,000 shares of Founder's stock. This stock will have a five year vesting schedule along with change of control privileges.

        In addition to your compensation, you may choose to take advantage of various health and welfare benefits offered by Alphatec to include a 401(k) plan. These benefits, of course, may be modified or changed from time to time at the sole discretion of Alphatec. Any provision of benefits to you in no way changes or impacts your status as an at-will employee.

        Employee will be eligible to receive a cash performance bonus each fiscal year, payable within 30 days after the end of the Company's fiscal year, in an amount of up to 50% of the base salary received by Employee for such fiscal year. In the fiscal year ended December 31, 2005 ("FY 2005"), Employee will be entitled to his full performance bonus (which will be 50% of base salary paid from the Commencement Date through December 31, 2005) if the Company's Net Sales (as that term is used in the Company's audited financial statements), exclusive of sales by businesses acquired from and after the Commencement Date equal or exceed $50 Million. In the event that Same Store Sales in FY 2005 are $33 Million, Employee will receive 25% of his full performance bonus. In the event that Same Store Sales in FY 2005 are $40 Million, Employee will receive 50% of his full performance bonus. In the event that Same Store Sales for FY 2005 are between $33 Million and $40 Million, the percentage of Employee's full performance bonus shall be prorated between 25% and 50%, and in the event that Same Store Sales for FY 2005 are between $40 Million and $50 Million, such percentage shall be prorated between 50% and 100%. After FY 2005, performance bonuses shall be based upon the achievement of objectives established by the President and COO prior to the commencement of the fiscal year.

        4.    Your Certifications To Alphatec.    As a condition of your employment:

        You hereby certify to Alphatec that (1) you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment by Alphatec, (2) signing this letter of employment with Alphatec does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound, (3) you have disclosed to Alphatec any applicability agreements that address confidentiality or other post-employment obligations, (4) all facts you have presented or will present to Alphatec are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with Alphatec.

        5.    Non-solicitation/Proprietary Information/Non disclosure.

        For a period of 12 months upon termination, the Employee is under a non solicit, non disclosure agreement. Upon termination of Employee's employment for any reason, Employee will not recruit, solicit or induce, or attempt to induce, any Employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company for a period of 12 months.

        Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by Employee.

        Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Employee only in the performance of his duties for the Company.

        Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Employee in the course of the Company's business.

        6.    Termination by the Company Without Cause.    In the event that Employee's employment is terminated without cause the Company shall continue for a period of 3 months ("Severance Period") to pay to Employee his annual base salary then in effect.

        7.    Miscellaneous.    This letter constitutes Alphatec's entire offer regarding the terms and conditions of your prospective employment with Alphatec. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

        You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein.

Sincerely,
/s/ Ronald G. Hiscock Ronald G. Hiscock President and Chief Operating Officer
Agreed to and Acknowledged:
/s/ Scott A. Wiese
7/13/05 Date